                       USABanc.com / EarthLink Agreement


    This Agreement (the "Agreement"), effective as of July 21, 1999 (the "Effective Date"), is made and entered into by and between EarthLink Network, Inc. and its wholly owned subsidiary EarthLink Operations, Inc. (collectively referred to herein as "EarthLink") and USABanc.com. ("USABanc").

                                    RECITALS

     WHEREAS, EarthLink is an Internet service provider which owns, licenses, operates or distributes online information, communication, and transaction services through its Internet access service;

     WHEREAS, USABanc is the owner or provider of interactive, online banking services which are available through the USABanc Site;

     WHEREAS, EarthLink desires to provide USABanc's online banking services as a customizable option for online banking services on the EarthLink Personal Start Page and the EarthLink Finance Channel Jump Page and to provide links from the EarthLink Site to a Co-Branded version of USABanc's site so that EarthLink Members may access USABanc's online banking services; and

     WHEREAS, USABanc desires to provide its interactive, online banking services to EarthLink Members as a customizable option for online banking services on the EarthLink Personal Start Page, the EarthLink Finance Channel Jump Page and through links from the EarthLink Site to a Co-Branded version of USABanc's Site.

     NOW, THEREFORE, for valuable and sufficient consideration, the receipt and sufficiency of which are hereby acknowledged, EarthLink and USABanc agree as follows:

                                     TERMS

1. DEFINITIONS. The following definitions shall apply to the Agreement:

     1.1 "Affiliate" means, with respect to either party, any individual or entity that directly or indirectly controls, is controlled by or is under common control with that party.

     1.2 "Co-Brand" means that a party will cause its Web page to display the other party's Marks in a manner that is equal to its own Marks appearing thereon.

     1.3 "Co-Branded Site" means a version of the USABanc Site created, provided and maintained by USABanc which is Co-Branded with the EarthLink/Sprint Marks.

     1.4 "Company Information" means collectively the Confidential Information and Trade Secrets. Company Information also includes information which has been disclosed to the disclosing party by a third party that the disclosing party is obligated to treat as confidential or secret.

     1.5 "Competitive Services" means any Internet access services, telephone services (whether long distance, wireless or local), Internet telephony services, telecommunications services (including without limitation, ISDN, frame relay, ADSL, etc.), Web hosting services, free e-mail services, or start page services, except EarthLink and Sprint and those services and products offered by EarthLink and Sprint.

     1.6 "Confidential Information" means any and all information related to the services and/or business of a party that does not constitute a Trade Secret and that is treated as confidential or secret by the party (that is, it is the subject of efforts by the disclosing party that are reasonable under the circumstances to maintain its secrecy) including, but not limited to, the terms and conditions of this Agreement. "Confidential Information" shall not include information (a) already lawfully known to or independently developed by the receiving party, (b) disclosed in published materials, (c) generally known to the public, (d) lawfully obtained from any third party without any obligation of confidentiality, or (e) required to be disclosed by law.

     **[Confidential Treatment] indicates portions of this document that have been deleted from this document and have been separately filed with the Securities and Exchange Commission.

     1.7 "Customer Payment" shall have the meaning set forth in Section 2.1(d) herein.

     1.8 "Distribution Partner" means any entity which has entered into a distribution agreement with EarthLink and is licensed to distribute or market the EarthLink Setup Software.

     1.9 "EarthLink Finance Channel Jump Page" means those Web pages selected by EarthLink that EarthLink designates as the EarthLink Finance Channel Jump Page, including without limitation, any Web pages owned or hosted by a third party provider.

     1.10 "EarthLink Member" means any authorized user of the EarthLink/Sprint Service.

     1.11 "EarthLink Personal Start Page" refers generically to EarthLink's Personal Start Page, and generally as same may be modified by EarthLink Members from time to time and in their discretion.

     1.12 "EarthLink/Sprint Service" means the EarthLink Internet access service.

     1.13 "EarthLink Site" means, collectively, EarthLink's proprietary Web site located at www.earthlink.net, and the EarthLink Personal Start Page.

     1.14 "Free Service Fee" shall have the meaning set forth in Section 2.1(f) herein.

     1.15 "Free Service Promotion" shall have the meaning set forth in Section 2.1(f) herein.

     1.16 "Initial Term" shall have the meaning set forth in Section 6.1 herein.

     1.17 "Marks" means any trademark, trade name, service mark, logo, slogan and copyright and proprietary notices associated with a party's products or services.

     1.18 [Confidential Treatment Requested]**

     1.19 "Offer Period" shall have the meaning set forth in Section 2.1(g) herein.

     1.20 "Prepaid Fees" shall have the meaning set forth in Section 2.1(f) herein.

     1.21 "Promotion Fee" has the meaning assigned in Section 2.1(c).

     1.22 "Referral" means any click through to the Co-Branded Site from any link, icon, Banner Advertisements or Promotional Placement located on the EarthLink Site.

     1.23 "Renewal Date" shall have the meaning set forth in Section 6.1 herein.

     1.24 "Renewal Term(s)" shall have the meaning set forth in Section 6.1 herein.

     1.25 "Setup Software" means EarthLink's "TotalAccess" CD-ROM which, as of the date of this Agreement, is provided to new EarthLink subscribers to assist in the installation and setup of software which permits such persons or entities to access the Internet (including the EarthLink Site), and any successor to such CD-ROM, including updates, upgrades or new versions thereof.

     1.26 "Sprint" means, collectively, Sprint Corporation and Sprint Communications Company L.P.

     1.27 "Term" means the Initial Term and any Renewal Term(s) of this Agreement as defined in Section 6.1 herein.

     1.28 "Territory" means the United States and other territories agreed to by the parties.

     1.29 "Trade Secrets" means all non-public information whether tangible or intangible related to the services or business of the disclosing party that (a) derives economic value, actual or potential, from not being generally known to or readily ascertainable by other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts by the disclosing party that are reasonable under the circumstances to maintain its secrecy, including, without limitation, (i) marking any information reduced to tangible form clearly and conspicuously with a legend identifying its confidential or tract secret nature; (ii) identifying any oral communication as confidential or secret immediately before, during, or after such oral communication; or (iii) otherwise treating such information as confidential or secret. Assuming the criteria in clauses (a) and (b) above are met, Trade Secrets includes information, without regard to form, including, but not limited to, technical and nontechnical data, formulas, patterns, designs, compilations, computer programs and software, devices, inventions, methods, techniques, drawings, processes, financial data financial plans, product plans, lists of actual or potential customers and suppliers which are not commonly known by or available to the public, research, development, and existing and future products.

     1.30 "USABanc Customer" means (i) any person or entity who enters the Co-Branded Site from the EarthLink Site, including, without limitation, from any third party area therein (to the extent entry from such third party area is traceable through both parties' commercially reasonable efforts) and opens an account with USABanc and either (i) deposits [Confidential Treatment Requested]** with USABanc; or (ii) receives a commercial or residential extension of credit (regardless of whether such person or entity provides an e-mail address during registration or entrance to the Co Branded Site which includes a domain other than an "earthlink.net" or "earthlink.com" domain).

     1.31 "USABanc Icon" means any graphical or textual icon which is capable of hyperlinking to the Co-Branded Site, including, but not limited to, any financial information, Banner Advertisements and Promotional Placements.

     1.32 "USABanc Services" shall include (i) presenting through a World Wide Web site traditional banking services including without limitation, checking accounts, savings accounts and commercial and residential credit services for sale to any Internet users which may visit such site (ii) providing for the ordering and purchase by such Internet users of such goods, (iii) providing for the processing of such ordering and purchasing, and (iv) providing customer support to such Internet users regarding such goods and their respective purchasing and ordering thereof

     1.33 "USABanc Site" means, collectively, all points of presence and/or services maintained from time to time by or on behalf of USABanc or its Affiliates on the Internet at (i) the URL www.USABanc.com (and any replacement or successor thereto), (ii) each other URL having the USABanc.com domain (and any replacement or successor thereto), and (iii) such other URLs as USABanc may notify EarthLink from time to time.

2. OBLIGATIONS OF THE PARTIES

     2.1 Duties and Obligations of USABanc. In connection with this Agreement, USABanc shall have the following duties and obligations:

         (a) License. During the Term, and subject to the provisions of Section
2.3 herein, USABanc grants to EarthLink a nonexclusive, nonsublicenseable, fully paid-up license throughout the Territory to use, reproduce and display the USABanc Marks, any other content provided by USABanc to EarthLink, and any and all intellectual property rights contained therein, on the EarthLink Site, the EarthLink Personal Start Page, the EarthLink Finance Channel Jump Page and any EarthLink partner's sites or in or on any other media including, but not limited to any promotional material, but in each case only as reasonably necessary for EarthLink to perform as contemplated by this Agreement.

         (b) The USABanc Services. USABanc shall provide the USABanc Services for re-offering by EarthLink as a customizable provider of online banking services on the EarthLink Personal Start Page and the EarthLink Finance Channel Jump Page. The USABanc Services located on the EarthLink Finance Channel Jump Page shall only link to the Co-Branded Site. USABanc shall design, create, edit, manage, update and maintain the Co-Branded Site for the purpose of providing EarthLink Members with access to the USABanc Services and EarthLink shall have no obligations of any kind with respect to the Co-Branded Site.

         (c) USABanc agrees to ensure that the USABanc Services provided through EarthLink and the Co-Branded Site will retain parity with the USABanc Services provided to any third party or through the main USABanc Site in terms of freshness of content, services and features. During the Term, USABanc agrees to
(i) work diligently with EarthLink to integrate the USABanc Services into the EarthLink Site and (ii) assist EarthLink in a commercially reasonable manner to foster usage and enjoyment of the USABanc Services by EarthLink Members on an on-going basis.

         (d) Promotion Fee. During the Initial Term and any Renewal Term(s), in exchange for the right to be a customizable online service provider, USABanc shall pay to EarthLink a non-refundable guaranteed payment [Confidential Treatment Requested]** (the "Promotion Fee") [Confidential Treatment Requested]** with the first quarterly installment payable on the Effective Date and each additional quarterly installment payable within fifteen (15) days following the end of each calendar quarter thereafter.

         (e) Customer Payment. USABanc shall pay EarthLink [Confidential Treatment Requested]** for every USABanc Customer generated under this Agreement in excess of One Thousand (1000) USABanc Customers (the "Customer Payment"). Initially, the Customer Payment shall be credited dollar for dollar against the Promotion Fee, until such time as the full amount of the Promotion Fee has been offset, at which time USABanc shall commence paying the Customer Payment to EarthLink in the form of cash. The Customer Payment shall be paid within fifteen
(15) days following the end of the preceding calendar month to EarthLink, accompanied by a report from USABanc supporting each Customer Payment.

         (f) Exclusivity/Competitive Advertising. USABanc agrees that, during the Term, the USABanc shall not promote AOL, AT&T, MSN or Mindspring directly or indirectly through the USABanc Site. USABanc shall not display advertising of any kind (co-operative or otherwise) for, or otherwise promote in any way, any Competitive Service on any page of the Co-Branded Site.

         (g) Free Service Promotion. During the Term, USABanc shall have the option of offering its customers Twelve (12) months of free EarthLink/Sprint Service (the "Free Service Promotion"). In the event that USABanc elects to provide the Free Service Promotion, USABanc agrees to pay to EarthLink [Confidential Treatment Requested]** for each person that registers for EarthLink/Sprint Service through the Free Service Promotion (the "Free Service Fee"). The Free Service Fee is in addition to any other fees owed hereunder including, without limitation, the Customer Payment. For example, if an EarthLink Member registers for the USABanc Services and the Free Service Promotion, USABanc shall pay to EarthLink fees [Confidential Treatment Requested]**, which includes the Customer Payment and the Free Service Fee. Additionally, if USABanc elects to provide the Free Service Promotion, USABanc shall immediately prepay Free Service Fees to EarthLink [Confidential Treatment Requested]** (the "Prepaid Fees"), which shall be offset by future Free Service Fees owed. In the event that at least fifty percent (50%) of the Prepaid Fees have been offset by Free Service Fees, USABanc shall pay to EarthLink an additional amount of Prepaid Fees such that EarthLink will have [Confidential Treatment Requested]** Prepaid Fees which have not been previously offset.

         (h) [Confidential Treatment Requested]**

         (i) Warrants. In addition to the payment terms outlined above, USABanc shall issue to EarthLink, upon signing this Agreement, a total of One Hundred Twenty Thousand (120,000) warrants for USABanc stock at an exercise price based on the market price of USABanc common stock on the Effective Date. The parties agree to execute any additional documentation necessary to issue the warrants. The warrant documentation shall contain commercially standard "piggy back" registration rights and a cashless/net-exercise provision.

     The warrants shall vest based on the timeline set below:

         80,000 - On the day after the one year anniversary of the Effective
Date

         40,000 - On the second year anniversary of the Effective Date

         (j) Reports. During the Term, USABanc shall track and allow EarthLink to remotely access in electronic form monthly electronic reports which document the number of Referrals which occurred and the number of USABanc Customers registered during the previous month under the Agreement. The electronic reports shall be prepared by USABanc in a manner which makes them exportable onto an Excel spreadsheet.

         (k) Late Payments. All amounts owed by USABanc to EarthLink hereunder not paid when due and payable will bear interest from the date such amounts are due and payable at the rate of the lower of 1.5% per month or the maximum rate allowed by law to cover EarthLink's costs of collection as well as interest.

         (1) User Information. USABanc will not send unsolicited emails to any EarthLink Member. USABanc may send promotional email messages to EarthLink Members who elect to receive such emails, through a registration process with USABanc through which USABanc offers to the EarthLink Member an opportunity not to receive USABanc's promotional email messages, and each USABanc promotional email message will offer to the recipient a means by which the recipient may unsubscribe to such emailing list. Under no circumstances will USABanc send or allow others to send email messages to EarthLink Members which promote Competitive Services. In no event shall USABanc offer to any third party a list which would permit such third party to identify the USABanc registrant as an EarthLink Member.

         (m) Audit. During the Term of the Agreement, and during the one (1) year period immediately following the Term, EarthLink shall have the right, upon reasonable notice, during normal business hours, at EarthLink's own expense, through an independent auditor chosen by EarthLink, to audit USABanc's records that relate to USABanc Customers or payments owed to EarthLink hereunder. If an audit of the appropriate records, books of account or logs reveals that USABanc has understated the amounts owed to EarthLink under this Agreement for the period under audit, then USABanc shall promptly pay any amounts owed to EarthLink.

         (n) If the amount of underpayment for the period under audit equals or exceeds ten percent (10%) of the total amount owed during such period, then USABanc shall reimburse EarthLink for all reasonable costs and expenses incurred in connection with conducting the audit.

         (o) Customer Support. USABanc shall use commercially reasonable efforts to provide customer and technical support to EarthLink Members on a twenty-four hours a day, seven days a week basis. EarthLink acknowledges that USABanc does not currently have the ability to provide 24/7 seven support and does not currently provide such 24/7 support.

         (p) Press Releases. Neither party may make a press release regarding the relationships established hereunder without the other party's prior written consent. [Confidential Treatment Requested]**

         (q) Technical Implementation. USABanc agrees to make in good faith with John Irwin, or his designee with respect to all technical implementation and performance issues.

     2.2 Duties and Obligations of EarthLink. In connection with this Agreement, EarthLink shall have the following duties and obligations:

         (a) License. During the Term, and subject to the provisions of Section 2.3, EarthLink grants to USABanc a nonexclusive, nonsublicenseable, fully paid-up license to use, reproduce and display the EarthLink/Sprint Marks, and any and all intellectual property rights contained therein on the Co-Branded Site or in or on promotional material, during the Term, provided such use is reasonably necessary for USABanc to perform as contemplated by this Agreement.

         (b) Managing the Service. The parties agree to launch the Co-Branded Site within sixty (60) days from the Effective Date. EarthLink shall include USABanc Marks in the top customizable position with the EarthLink Personal
Start Page and the EarthLink Finance Channel Jump Page. USABanc acknowledges and agrees that EarthLink has other promotional programs through which certain partners promote the EarthLink/Sprint Service and provide new EarthLink Members to EarthLink. USABanc further acknowledges and agrees that certain promotional partners require the ability to restrict the advertising that appears on the Personal Start Pages of EarthLink Members brought to EarthLink through such promotional partners. Therefore, USABanc acknowledges and agrees that EarthLink retains the right to remove the USABanc Services from the EarthLink Personal Start Page in the event that a promotional partner of EarthLink requires that such a deletion or move be made, and then such deletion or move will only be effective as regards the Personal Start Pages of EarthLink Members brought to EarthLink through the requesting promotional partner.

         (c) Optional EarthLink Member Promotion. In the event USABanc chooses to offer the Free Service Promotion to its customers, in exchange for the Free Service Fees EarthLink shall provide each person who registers for the EarthLink/Sprint Service through the Free Service Promotion with twelve (12) free months of EarthLink/Sprint Service.

         (d) Audit. During the Term of this Agreement, and during the one (1) year period immediately following the Term, USABanc shall have the right, upon reasonable notice, during normal business hours, at USABanc's own expense, through an independent auditor chosen by USABanc, to audit EarthLink's records that relate to amounts owed hereunder. If an audit of the appropriate records, books of account or logs reveals that EarthLink has overstated the amounts owed under this Agreement for the period under audit, then EarthLink shall promptly credit such amounts to USABanc. If the amount of overstatement for the period under audit equals or exceeds ten percent (10%) of the total amount owed during such period, then EarthLink shall reimburse USABanc for all reasonable costs and expenses incurred in connection with conducting the audit.

         (e) [Confidential Treatment Requested]**

     2.3 Promotional Material/Press Releases. Each party requires that each use of its Marks or the Marks of its licensors be in accordance with Exhibit A in the case of EarthLink, and Exhibit B, in the case of USABanc. Prior to the initial launch of any Web pages or other Internet locations branded with the other party's Marks including, but not limited to, the release of any marketing, advertising, press releases, or other promotional materials that reference the other party and/or the other party's Marks, the releasing party shall submit a written request for approval to the other party together with a copy of the materials to be released, which request shall be made no less than ten (10) business days prior to the requested release date (the other party shall not unreasonably withhold or delay the granting of its approval thereof). Title to and ownership of the respective owner's Marks shall remain with the owner. The licensee shall not take any action inconsistent with the owner's ownership of the Marks and any benefits accruing from use of such Marks shall automatically vest in the owner. If a licensee's use of the Marks does not conform to the owner's quality standards in the owner's reasonable opinion, then the owner will notify the licensee in writing to the licensee of such nonconformance, and the licensee shall have thirty (30) days to cure such nonconformance. If the nonconformance is not cured within such period, the owner may immediately terminate this Agreement upon written notice to the licensee. Additionally, USABanc acknowledges and agree that EarthLink shall, without delay, and scheduled in reasonable consultation with USABanc, make the first public announcement regarding this Agreement and the parties' relationship established hereby.

3. REPRESENTATIONS AND WARRANTIES.

     3.1 EarthLink. EarthLink represents and warrants to USABanc that:

         (a) EarthLink has the power and authority to enter into and perform its obligations under this Agreement;

         (b) EarthLink has the full and exclusive right to grant or otherwise permit USABanc to access the EarthLink Personal Start Page, the EarthLink Finance Channel Jump Page and to use EarthLink's Marks, and is aware of no claims by any third parties adverse to any of such intellectual property rights except for Sprint's ownership of its Marks contained in the co-branded EarthLink/Sprint Marks. If EarthLink's intellectual property rights are alleged or held to infringe the intellectual property rights of a third party, EarthLink shall, at its own expense, and in its sole discretion, (i) procure for USABanc the right to continue to use the allegedly infringing intellectual property or
(ii) replace or modify the intellectual property to make it non-infringing; provided however, if neither option is possible or economically feasible and if the inability to use such intellectual property would cause a material breach of this Agreement (as determined by USABanc), USABanc may immediately terminate this Agreement upon notice to EarthLink;

         (c) EarthLink and the EarthLink/Sprint Service shall at all times comply with all local, state and federal laws rules and regulations applicable to the EarthLink Site, the EarthLink/Sprint Service and EarthLink's performance under this Agreement; and

         (d) EarthLink warrants and represents that the proprietary components of the EarthLink/Sprint Service are year 2000 compatible and compliant (i.e., will correctly calculate, compare, sort, extract, sequence, store and otherwise process, in accordance with the EarthLink/Sprint Service intended use and applicable specifications, date related information and associated date calculations for dates before, during and after the year 2000, and will display date information in ways that are unambiguous as to the determination of the century).

USABanc acknowledges and agrees that the operation of the EarthLink/Sprint Service is dependent on the operation of third party network infrastructure and other technology and that EarthLink makes no representation or warranty with respect thereto.

     3.2 USABanc. USABanc represents and warrants to EarthLink that:

         (a) USABanc has the power and authority to enter into and perform its obligations under this Agreement;

         (b) USABanc and the USABanc Services shall at all times comply with all local, state and federal laws, rules and regulations applicable to the Co-Branded Site, the USABanc Services and USABanc's performance under this Agreement, including without limitation, any laws, rules and regulations promulgated or enforced by the U.S. Securities and Exchange Commission; and

         (c) USABanc has the full and exclusive right to grant or otherwise permit EarthLink to access the Co-Branded Site, to use the USABanc Services and to use USABanc's Marks, and is aware of no claims by any third parties adverse to any of such intellectual property rights. If USABanc's intellectual property rights are alleged or held to infringe the intellectual property rights of a third party, USABanc shall, at its own expense, and in its sole discretion, (i) procure for EarthLink the right to continue to use the allegedly infringing intellectual property or (ii) replace or modify the intellectual property to make it non-infringing; provided, however, if neither option is possible or economically feasible and if the inability to use such intellectual property would cause a material breach of this Agreement (as determined by EarthLink), EarthLink may immediately terminate this Agreement upon notice to USABanc.

         (d) any and all hardware, software and firmware used by USABanc in its delivery of the USABanc Services shall be Year 2000 Compliant. To be "Year 2000 Compliant" such hardware, software or firmware must at all times before, during and after January 1, 2000 accurately process and handle date and time data (including, but not limited to, calculating, comparing and sequencing) from, into, and between the twentieth and twenty-first centuries, and the years 1999 and 2000, including leap year calculations, to the extent that other information technology used in combination with such hardware, software or firmware properly exchange date/time data with it. To the extent that any hardware, software or firmware used by USABanc in its delivery of the USABanc Services must perform collectively as an unified information processing system, they all must properly exchange date/time data among themselves in accordance with the foregoing Year 2000 Compliant definition.

4. CONFIDENTIALITY. Each party acknowledges that Company Information may be disclosed to the other party during the course of this Agreement. Each party agrees that it shall take reasonable steps, which shall include, at a minimum, the steps it takes to protect its own Company Information, to prevent the duplication or disclosure of Company Information, other than by or to its employees or agents who must have access to the Company Information to perform such party's obligations hereunder, who shall each agree to comply with the terms of this Section 4. Each party agrees that if it is required by law to disclose the other party's Company Information, such disclosing party must first give written notice of such required disclosure to the other party and make a reasonable effort to obtain a protective order requiring that the Company Information so disclosed be used only for the purposes for which disclosure is required. Each party shall protect the other party's Company Information during the Term and for three (3) years after the termination of this Agreement.

5. LIMITATION OF LIABILITY; DISCLAIMER; INDEMNIFICATION

     5.1 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOSS OF PROFITS, LOSS OF BUSINESS, LOSS OF USE OR DATA, INTERRUPTION OF BUSINESS, OR FOR INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, MULTIPLE PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND, WHETHER BASED ON CONTRACT, TORT (INCLUDING WITHOUT LIMITATION, NEGLIGENCE), WARRANTY, GUARANTEE OR ANY OTHER LEGAL OR EQUITABLE GROUNDS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NEITHER PARTY SHALL MAKE REPRESENTATIONS OR WARRANTIES TO ANY END USER OR THIRD PARTY ON BEHALF OF THE OTHER PARTY AND IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY REPRESENTATION OR WARRANTY MADE TO ANY END USER OR THIRD PARTY BY THE OTHER PARTY. THESE LIMITATIONS SHALL SURVIVE AND APPLY NOTWITHSTANDING THE VALIDITY OF THE LIMITED REMEDIES PROVIDED FOR IN THE AGREEMENT. THE LIMITATIONS SET FORTH IN THIS
SECTION 5.1 SHALL NOT APPLY TO EITHER PARTY'S BREACH OF SECTION 4 OR TO THE PARTIES' INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 5.3 BELOW.

     5.2 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THE AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE EARTHLINK/SPRINT SERVICE OR USABANC SERVICES OR OTHERWISE RELATING TO THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

     5.3 Indemnity. Each party agrees to indemnify, and hold harmless the other party and its officers, directors, employees, agents, successors and assigns from and against any and all losses, liabilities, damages, penalties and claims and all related costs and expenses (including reasonable attorneys' fees) related to claims made by third parties against the indemnified party alleging that the indemnifying party's Marks or other intellectual property infringe the patents, copyrights, trademarks or service marks or other intellectual property rights of such third parties. USABanc agrees to further indemnify and hold harmless EarthLink from and against all third party claims, causes of action, liabilities and all other reasonable costs and expenses relating to any transactions, deliveries, or the quality of products or services, appearing on or provided through the USABanc Services or Co-Branded Site. EarthLink agrees to further indemnify and hold harmless USABanc from and against all third party claims, causes of action, liabilities and all other reasonable costs and expenses relating to any transactions, deliveries, or the quality of products or services, appearing on or provided through the EarthLink/Sprint Service or EarthLink/Sprint Site. Each party agrees to promptly notify the indemnifying party in writing of any indemnifiable claim. The indemnified party shall cooperate in all reasonable respects with the indemnifying party and its attorneys in the investigation, trial, defense and settlement of such claim and any appeal arising therefrom. The indemnified party may participate in such investigation, trial defense and settlement of such claim and any appeal arising therefrom, through its attorneys or otherwise, at its own cost and expense. No settlement of a claim that involves a remedy other than the payment of money by the indemnifying party shall be entered into without the consent of the indemnified party, which consent will not be unreasonably withheld.

     5.4 Injunctive Relief. The parties hereby agree and acknowledge that violation by one party of the provisions of Sections 2.1(l), 2.1(p) or 4 may cause irreparable harm to the other party not adequately compensable by monetary damages. In addition to other relief, it is agreed that temporary and permanent injunctive relief shall be available to the parties to prevent any actual or threatened violation of such provisions as provided by law.

6. TERM, RENEWAL AND TERMINATION

     6.1 Term. The initial term of this Agreement shall be two (2) years from the Effective Date of this Agreement (the "Initial Term"). After the Initial Term, this Agreement shall automatically renew (any such renewal date referred to herein as a "Renewal Date") for an additional one (1) year term ("Renewal Term") unless written notice of nonrenewal is given by EarthLink sixty (60) days prior to the expiration of the Initial Term or any Renewal Term(s).

     6.2 Termination. This Agreement may be terminated by the parties as follows:

         (a) Either party may terminate this Agreement at any time in the event of a material breach by the other party of this Agreement that remains uncured thirty (30) days after the breaching party's receipt of written notice of the breach;

         (b) Either party may terminate this Agreement immediately if the other party is unable to pay its debts as due, or enters into or files (or has filed or commenced against it) a petition, arrangement, action or other proceeding seeking relief or protection under the bankruptcy laws of the United States or similar laws of the United States or any state of the United States or transfers all of its assets to another person or entity; and

         (c) EarthLink may terminate this Agreement upon ninety (90) days prior written notice to USABanc, if EarthLink decides to cease publishing the EarthLink Personal Start Page; provided, however, the parties agree to negotiate in good faith regarding continuing the parties' other obligations of this Agreement and to amend the Agreement to reflect such negotiated terms.

     6.3 Service Specification. USABanc shall provide the USABanc Services and maintain the Co-Branded Site in accordance with the service specifications set forth on Exhibit C.

     6.4 Effects of Termination. Within twenty four (24) hours after termination of this Agreement for any reason, each party shall: (i) purge all Marks as used in connection with this Agreement from any and all computer systems, files, or storage media within their possession or control; (ii) return to the other party any and all documents or other media embodying any trademark use of the other party's Marks; (iii) certify to the other party in writing that it has complied with the foregoing obligations. Upon any termination or other expiration of this Agreement, each of the respective licenses granted in Sections 2.1(a) and 2.2(a) and all other rights of the parties under this Agreement shall terminate, except that, notwithstanding any of the foregoing, the expiration or termination of this Agreement for any reason shall not extinguish or diminish any of the parties' rights or obligations under Sections 2.1(j), 2.1(k), 2.1(1), 2.2(d), 4, 5, 6.4, 6.5 and 7 herein.

     6.5 No Damages or Indemnification for Termination. Neither party shall be liable to the other party for any costs or damages of any kind, including incidental or consequential damages, or for indemnification, solely on account of the lawful termination of this Agreement, even if informed of the possibility of such damages.

7. GENERAL PROVISIONS

     7.1 Independent Contractors. The parties to this Agreement are independent parties and nothing herein shall be construed as creating an employment relationship between the parties. Neither party is an agent, representative, or partner of the other party and neither party shall have any right, power or authority to enter into any agreement for or on behalf of, or incur any obligation or liability, or to otherwise bind, the other party. The Agreement shall not be interpreted or construed to create an association, agency, joint venture or partnership between the parties or to impose any liability attributable to such a relationship upon either party.

     7.2 Entire Agreement. The Agreement, including any exhibits attached hereto, constitutes the entire understanding and agreement with respect to its subject matter, and supersedes any and all prior or contemporaneous representations, understandings and agreements whether oral or written between the parties relating to the subject matter of this Agreement, all of which are merged in this Agreement.

     7.3 Severability of Provisions. In the event that any provision of this Agreement is found to be invalid or unenforceable pursuant to judicial decree or decision, the remainder of this Agreement shall remain valid and enforceable according to its terms.

     7.4 Assignment. The Agreement and the rights and obligations hereunder may not, whether voluntarily or involuntarily, directly or indirectly, whether by operation of law or otherwise, be assigned, sublicensed, sold or otherwise transferred, including, without limitation, to any successor-in-interest to any of a party's assets, without the prior written consent of the other party (except for an assignment by EarthLink to Sprint which shall not require USABanc's consent, and an assignment by USABanc to vBank formerly BankPhiladelphia, which shall not require Earthlink's consent), which consent shall be given or not in the other party's sole discretion, unless any successor entity or assignee (other than an entity which provides or purports to provide any Competitive Services) assumes and agrees in writing to continue to perform all of the executory obligations of the party and the arty guarantees such continued performance of the Agreement. For purposes of this Agreement any merger, consolidation, or direct or indirect change in control, including, but not limited to, any purchase of stock resulting in the purchaser(s) of such stock electing a new majority of the board of directors, or the sale of all or substantially all of the assets, shall be deemed an assignment. Any assignment in violation of the terms hereof shall be void and of no force or effect.

     7.5 Governing Law; Jurisdiction; Attorney's Fees. The Agreement shall be governed by the laws of California without giving effect to applicable conflict of laws provisions. All actions with respect of this Agreement shall be brought in the federal and state courts having jurisdiction within Pasadena, California and the parties expressly consent to the personal jurisdiction of such courts. In the event any litigation or other proceeding is brought by either party in connection with this Agreement, the prevailing party in such litigation or other proceeding shall be entitled to recover from the other party all costs, attorneys' fees and other expenses incurred by such prevailing party in such litigation.

     7.6 Notices. Except as specifically provided in this Agreement, all notices required hereunder shall be in writing and shall be given by personal delivery, overnight courier service, or first class mail postage prepaid, to the parties at their respective addresses set forth on the first page hereof, or at such other address(es) as shall be specified in writing by such party to the other party in accordance with the terms and conditions of this Section 7.6. All notices shall be deemed effective upon personal delivery, or three (3) business days following deposit with any overnight courier service or with the U.S. Postal System, first class postage attached, in accordance with this Section
7.6. Notices shall be sent as follows:

     If to USABanc:   USABanc.com, Inc.
                      One Lincoln Plaza
                      1535 Locust Street
                      Philadelphia, Pennsylvania 19102
                      Attn: Maureen Steady, Corporate Counsel

     with a copy to:  Kenneth L. Tepper, President & CEO
                      Brian M. Hartline, Chief Operating Officer
                      USABanc.com, Inc.
                      One Lincoln Plaza
                      1535 Locust Street
                      Philadelphia, Pennsylvania 19102

    If to EarthLink:  EarthLink Network, Inc.
                      3100 New York Drive
                      Pasadena, California 91107
                      Attn: Director of Legal Affairs

     with copies to:  Howard Lefkowitz, V.P. Business Development
                      Leland Thoburn, V.P. Business Affairs
                      EarthLink Network, Inc.
                      3100 New York Drive
                      Pasadena, California 91107

     7.7 Non-Solicitation. During the Term of this Agreement and for a period of twelve (12) months following the termination or expiration of this Agreement, neither party may directly or indirectly, solicit, divert or hire away, or attempt to solicit, divert or hire away any person employed by the other party with whom such party had regular contact with during the course of its performance under this Agreement, unless such person's employment has been terminated for at least six (6) months or unless the other party gives its prior consent to such hiring, such consent not to be unreasonably withheld. Notwithstanding the foregoing, nothing herein shall prevent either party from considering for employment or hiring any individual, whether or not an employee of the other party, who has responded to a general solicitation for employment from either party in a newspaper announcement or other public solicitation.

     7.8 Waiver. No waiver of any provision of this Agreement or any rights or obligations of either party under this Agreement, shall be effective, except pursuant to a written instrument signed by the party or parties waiving compliance, and any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.

     7.9 Headings. The section and paragraph headings used in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.

     7.10 Amendment. All amendments or modifications of this Agreement shall be binding upon the parties despite any lack of consideration so long as such amendment or modifications are in writing and executed by the parties.

     7.11 Non-exclusive Engagement. The parties acknowledge and agree that, during the Term, EarthLink has the right, within EarthLink's sole discretion, to retain third parties which provide services and functions similar to the services and functions being provided by USABanc under this Agreement. Additionally, the parties acknowledge and agree that EarthLink may provide promotions through third parties that are the same as or similar to the EarthLink Member Promotion provided herein.

     7.12 Sprint Intellectual Property Rights. EarthLink markets its Internet access services under the EarthLink/Sprint brand. Therefore, both EarthLink and Sprint Marks are 1ikely to appear on any Web page that includes an EarthLink/Sprint brand. To the extent that such Sprint brands or Marks are used, USABanc acknowledges and agrees that Sprint is a third party beneficiary hereunder and has the right to enforce any provision of this Agreement that relates to any intellectual property or Marks of EarthLink or Sprint.

     7.13 Force Majeure. Either party shall be excused from any delay or failure in performance hereunder caused by reason of any occurrence or contingency beyond its reasonable control, including but not limited to, acts of God, earthquake, labor disputes and strikes, riots, war, and governmental requirements. Notwithstanding the foregoing, a change in economic conditions or technology shall not be deemed a Force Majeure event. The obligations and rights of the party so excused shall be extended on a day-to-day basis for the period of time equal to that of the underlying cause of the delay. In the event of a force majeure event materially affecting the parties' performance under this Agreement that lasts for more than thirty (30) days, either party may terminate this Agreement.

     7.14 Execution in Counterparts and by Facsimile. The Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same instrument. The Agreement may be executed and delivered by facsimile and the parties agree that such facsimile execution and delivery shall have the same force and effect as delivery of an original document with original signatures, and that each party may use such facsimile signatures as evidence of the execution and delivery of this Agreement by all parties to the same extent that an original signature could be used.

     IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the Effective Date set forth above.


EARTHLINK NETWORK, INC.         USABANC.COM, INC.


By: /s/ Howard Lefkowitz        By: /s/ Kenneth L. Tepper
   ----------------------          -----------------------
   Howard Lefkowitz                Kenneth L. Tepper
   V.P. Business Development       President & CEO
   EarthLink Network, Inc.         USABanc.com, Inc.
   3100 New York Drive             1535 Locust Street
   Pasadena, California 91107      Philadelphia, Pennsylvania 19102

   Phone (626) 296-5011            Phone (215) 569-4200
   Fax (626) 296-8983              Fax (215) 569-4214


EARTHLINK OPERATIONS, INC.

By: /s/ Howard Lefkowitz
   ----------------------
   Howard Lefkowitz
   V.P. Business Development
   EarthLink Network, Inc.
   3100 New York Drive
   Pasadena, California 91107
   Phone (626) 296-5011
   Fax (626) 296-8983

                                   EXHIBIT A

                                EarthLink Marks

--------------------------------------------------------------------------------

NOTE: THIS EXHIBIT A MAY BE AMENDED FROM TIME TO TIME AS REQUIRED BY EARTHLINK AND ALL SUCH AMENDMENTS SHALL BE INCORPORATED HEREIN.

Trademarks, trade names, logos and other product and proprietary identifiers.

EarthLink Network(R)
EarthLink Network TotalAccess(TM)

EarthLink Network(R) is a registered trademark of EarthLink Network, Inc.

EarthLink Network TotalAccess(TM) is a trademark of EarthLink Network, Inc.

EarthLink Sprint(SM) and the EarthLink Sprint logo are registered trademarks of EarthLink Network, Inc. and Sprint Corporation

--------------------------------------------------------------------------------

                                   EXHIBIT B

                                 USABanc Marks

--------------------------------------------------------------------------------

NOTE: THIS EXHIBIT B MAY BE AMENDED FROM TIME TO TIME AS REQUIRED BY USABANC.COM AND ALL SUCH AMENDMENTS SHALL BE INCORPORATED HEREIN.

USABanc.com(TM)

CDEnergy(TM)

Point Click Bank(TM)

Point Click Banc(TM)

--------------------------------------------------------------------------------

                                    EXHIBIT C

                             Service Specifications

1. Service Interruptions. For the purposes of this Agreement, the following issues are defined as "Service Interruptions":

   a) "Complete Outage" means the Co-Branded Site is not reachable at any time by any EarthLink Members the EarthLink NOC or the EarthLink SOC.

   b) "Partial Outage" means the Co-Branded Site is reachable by less than ninety percent (90%) of Board Members, or the response time for a 50K HTML page is greater than thirty (30) seconds.

   c) "URL Errors". means any errors in URL's, missing pages, or typos in URLs including any Co-Branded error that causes EarthLink to present an incorrect URL on the EarthLink Site, or which causes EarthLink to attempt to harvest information from an incorrect URL.

   d) "Data Handling Errors". means any incorrect handling of user data, such as where an end user registers a service that is then not delivered in the manner promoted to the end user.

2. Response Team. USABanc will at all times during the Term and at USABanc's sole cost and expense, maintain 24 hour a day, 7 day a week response team, responsible for monitoring the Co-Branded Site and USABanc Services, and managing any Service Interruptions (the "Response Team"). The Response Team will be available to the EarthLink Contact Team (as defined below) on a 24 hour a day, 7 day a week basis by phone and email for consultation on Service Interruption issues and to assist in the restoration of service following a Service Interruption. USABanc will provide EarthLink with the names and phone numbers and email addresses of its Response Team, and ensure that any changes to the Response Team or its contact information is provided to EarthLink prior to such changes becoming effective. EarthLink will provide USABanc with the names and phone numbers and email addresses of its technical level staff who will be EarthLink's points of contact for technical alerts and information (the "EarthLink Contact Team") and will ensure that any changes to the EarthLink Contact Team or its contact information is provided to USABanc prior to change becoming effective.

3. Escalation Procedures

   a) Complete Outage. The Response Team will make its best efforts to contact the EarthLink Contact Team as soon as possible following the Response Team's identification of a Service Interruption. The Response Team will notify EarthLink of the nature of the Service Interruption, its estimated cause, and the estimated time of resumption of service. The Response Team will keep the EarthLink Contact Team notified of progress in resolving the Service Interruption as new information becomes available to the Response Team. If the Service Interruption estimated to last longer than thirty (30) minutes, the Response Team will notify a Vice President level contact at USABanc, and EarthLink will have the option, at EarthLink's sole discretion, of:

      i) making no changes to the links and references to USABanc's Service on the EarthLink Site;

      ii) removing any links or references to the Co-Branded Site or USABanc Services from the EarthLink Site; or

      iii) to redirect any links to any web address or Services experiencing a Service Interruption, to an explanatory page of EarthLink's choosing. EarthLink may publish such explanatory page, and may choose in its sole discretion the wording of any explanatory messages on such page.

   In the event USABanc experiences more than two (2) Complete Outages in any six (6) calendar month period EarthLink may terminate the Agreement immediately upon written notice to USABanc.

   b) Partial Outage. Managed in all respects identically to a Complete Outage, except that EarthLink will not have the right to remove any link or reference to the Co-Branded Site.

In the event USABanc experiences more than four (4) Partial Outages in any six
(6) calendar month period, EarthLink may terminate the Agreement immediately upon written notice to USABanc.

   c) URL Errors and Data Handling Errors. EarthLink will contact the Response Team with regards to any URL Error or Data Handling Error, and the Response Team will work in a commercially reasonable manner to repair such Service Interruption, and notify the EarthLink Contact Team within sixty (60) minutes of first notice regarding the Service Interruption of the scheduled time to repair such Service Interruption. In the event no explanation has been provided by the Response Team within this sixty (60) minute window, EarthLink may remove any links or references on the EarthLink Site to the Co-Branded Site or USABanc Services until such time as the Service Interruption is repaired to EarthLink's satisfaction.

   If the URL Error or Data Handling Error persists for longer than sixty (60) minutes following the Response Team's first being notified of the Service Interruption, the Response Team must notify a Vice President level contact within USABanc's organization. If the URL Error or Data Handling Error is not corrected within seventy two (72) hours of first notification, EarthLink would have the right to permanently remove any links or references on the EarthLink Site to the Co-Branded Site or USABanc Services.

4. Co-Branded Notice. USABanc will give the EarthLink Contact Team no less than fifteen (15) days prior notice of any changes to its URLs, harvest specifications, or any of its processes and procedures that will affect the manner in which EarthLink harvests information off of the Co-Branded Site, or which affects the manner in which EarthLink interfaces with USABanc's Services.